Exhibit 2.1

CONTRIBUTION AGREEMENT

among

DIAMETRICS MEDICAL, INC.

(“Public Company”)

and

The Members of Vanguard Synfuels, LLC

(collectively, “Members”)

Dated as of September 20, 2006

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY TO THE MEMBERS		22

4.1	Due Incorporation	22
4.2	Due Authorization	22
4.3	Consents and Approvals; No Conflicts, etc.	22
4.4	Brokers	23
4.5	Sigma Asset Purchase Agreement	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY TO THE EXECUTIVES		23

5.1	SEC Filings	23
5.2	Valid Issuance of Securities	24
5.3	Capitalization	24

ARTICLE VI COVENANTS OF THE MEMBERS		24

6.1	Implementing Agreement	24
6.2	Consents and Approvals	24
6.3	Preservation of Business.	24
6.4	Access to Information and Facilities	27
6.5	Preservation of Membership Interests	27
6.6	Resignation of Officers and Directors	27
6.7	Supplemental Information	28
6.8	Non-Competition.	28
6.9	Exclusivity	29
6.10	Tax Matters	29
6.11	Closing Date Balance Sheet	29

ARTICLE VII COVENANTS OF PUBLIC COMPANY		30

7.1	Implementing Agreement	30
7.2	Consents and Approvals	30

ARTICLE VIII CONDITIONS PRECEDENT		30

8.1	Consents and Approvals	30
8.2	Warranties True as of Both Present Date and Closing Date	30
8.3	Compliance with Agreements and Covenants	30
8.4	Documents	31
8.5	Disclosure Information	31
8.6	No Material Adverse Change	31
8.7	Actions or Proceedings	31

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MEMBERS		31

9.1	Warranties True as of Both Present Date and Closing Date	31

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9.2	Compliance with Agreements and Covenants	31
9.3	Documents	31
9.4	Actions or Proceedings	31
9.5	Release of Guaranties	32
9.6	Board of Director Appointments	32
9.7	No Material Adverse Change	32

ARTICLE X CLOSING		32

10.1	Closing	32
10.2	Deliveries by the Members	32
10.3	Deliveries by Public Company	33

ARTICLE XI TERMINATION		33

11.1	Termination	33
11.2	Effect of Termination	34

ARTICLE XII INDEMNIFICATION		34

12.1	Survival	34
12.2	Indemnification by the Members.	34
12.3	Indemnification by Public Company.	35
12.4	Claims	35
12.5	Notice of Third Party Claims; Assumption of Defense	36
12.6	Settlement or Compromise	36
12.7	Failure of Indemnifying Person to Act	37
12.8	Limitation on Indemnity Payments.	37
12.9	Escrow	37
12.10	Effect of Investigations	37
12.11	Exclusive Remedy	38

ARTICLE XIII MISCELLANEOUS		38

13.1	Expenses	38
13.2	Amendment	38
13.3	Notices	38
13.4	Member Representative	39
13.5	Waivers	39
13.6	Assignment	40
13.7	No Third Party Beneficiaries	40
13.8	Publicity	40
13.9	Further Assurances	40
13.10	Severability	40
13.11	Remedies Cumulative	40
13.12	Entire Understanding	40
13.13	Applicable Law	41
13.14	Jurisdiction of Disputes; Waiver of Jury Trial	41
13.15	Counterparts	41
13.16	Facsimile Signatures	41

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EXHIBITS
Exhibit A	Form of Collins Employment Agreement
Exhibit B	Form of Dubroc Employment Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Member Release
Exhibit E	Form of Opinion of Member’s Counsel

SCHEDULES
Schedule 1.1(a)	Audited Annual Financial Statements
Schedule 1.1(b)	Unaudited Interim Financial Statements
Schedule 1.1(c)	Latest Balance Sheet
Schedule 2.2(a)	Distribution of Cash Amount
Schedule 2.2(b)	Distribution of Shares
Schedule 3.1	Subsidiaries; Qualification to do Business
Schedule 3.3	Consents and Approvals
Schedule 3.4	Capitalization
Schedule 3.5	Undisclosed Liabilities; Inaccuracies in Certain Documents
Schedule 3.6	Certain Changes
Schedule 3.7	Title to Assets; Liens and Encumbrances
Schedule 3.8	Condition and Sufficiency of Assets
Schedule 3.9	Real Property
Schedule 3.10	Intellectual Property
Schedule 3.11	Contracts
Schedule 3.12	Permits
Schedule 3.13	Insurance
Schedule 3.14	Employee Benefits
Schedule 3.15	Labor Matters
Schedule 3.16	Capital Improvements
Schedule 3.18	Defaults and Violations
Schedule 3.19	Environmental Matters
Schedule 3.20	Litigation
Schedule 3.21	Conflicts of Interest
Schedule 3.22	Bank Accounts
Schedule 3.26	Brokers
Schedule 4.3	Certain Other Consents and Approvals
Schedule 4.4	Public Company Brokers
Schedule 5.3	Public Company Capitalization
Schedule 6.3	Certain Conduct of Business

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made as of September 20, 2006, by and among Diametrics Medical, Inc., a Minnesota corporation (“Public Company”), and the members of Vanguard Synfuels, LLC a Louisiana limited liability company (each a “Member” and collectively, the “Members”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Members, other than Darrell Dubroc (“Dubroc”) and Tim Collins, (“Collins”) wish to contribute all of their Membership Interests to Public Company in exchange for cash and Dubroc and Collins wish to contribute all of their Membership Interests to Public Company in exchange for shares of Series K Convertible Preferred Stock of Public Company (“Series K Preferred Stock”);

WHEREAS, simultaneously with the consummation of the transactions contemplated by this Agreement, Public Company will consummate the sale of 2,850 shares of its Series J Convertible Preferred Stock pursuant to Subscription Agreements between Public Company and the investors party thereto; and

WHEREAS, Dubroc and Collins desire that the contribution of their Membership Interests together with the sale of the Company’s Series J Preferred Stock pursuant to the Securities Purchase Agreement qualify as a tax-free exchange under Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Affiliate” shall mean, with respect to any specified Person, (i) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (ii) any other Person which is a director, officer or partner or member or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, of the specified Person or a Person described in clause (i) of this paragraph, (iii) another Person of which the specified Person is a director, officer, or partner or member or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (iv) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity, or (v) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative; provided that at any time after the Closing Date, the Company and the Subsidiary on the one hand and Member and its Affiliates (other than the Company and the Subsidiary) shall not be deemed to be Affiliates of each other.

“Agreement” shall mean this Contribution Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Benefit Plans” shall have the meaning provided in Section 3.14.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

“Cash Amount” shall have the meaning provided in Section 2.2.

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article X.

“Closing Balance Sheet” shall mean a consolidated balance sheet of the Company and the Subsidiary (including any notes thereto) as at the close of business on a date not more than three Business Days prior to the Closing Date, prepared in accordance with GAAP consistently applied.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Closing Shares” shall have the meaning provided in Section 2.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collins” shall have the meaning set form in the Recitals.

“Collins Employment Agreement” shall mean the Employment Agreement between Public Company and Collins, substantially in the form of Exhibit A.

“Company” shall mean Vanguard Synfuels, LLC, a Louisiana limited liability company.

“Contract” shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable.

“Dubroc” shall have the meaning set form in the Recitals.

“Dubroc Employment Agreement” shall mean the Employment Agreement between Public Company and Dubroc, substantially in the form of Exhibit B.

“Ending Date” shall have the meaning provided in Section 6.8(a).

“Environmental Law” shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superfund” or “Superlien” Law (including those already referenced in this definition) and any other Law of any Governmental Authority having a similar subject matter.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

“Environmental Warranty” shall mean a representation or warranty in Section 3.19.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, each corporation, trade or business that is, along with such Person, part of the same controlled group of corporations, trades or businesses under common control within the meaning of sections 414(b) or (c) of the Code.

“Escrow” shall mean the escrow under the Escrow Agreement.

“Escrow Agent” shall mean the bank or trust company selected by Public Company to hold the Escrow.

“Escrow Agreement” shall mean the Escrow Agreement among the Members, Public Company and Escrow Agent substantially in the form attached hereto as Exhibit C.

“Escrow Amount” shall have the meaning provided in Section 2.2.

“Escrow Shares” shall have the meaning provided in Section 2.2.

“Exchange Act” shall mean the Exchange Act of 1934, as amended.

“Executives” shall have the meaning provided in Section 6.8(a).

“Financial Statements” shall mean all of the following:

(a) The audited consolidated financial statements of the Company as of December 31, 2004, and December 31, 2005 (including all notes thereto), which are set forth on Schedule 1.1(a), consisting of the consolidated balance sheets at such dates and the related consolidated statements of earnings and retained earnings and cash flows for the twelve-month periods then ended;

(b) The unaudited consolidated financial statements of the Company as of June 30, 2006, which are set forth on Schedule 1.1(b), consisting of the consolidated balance sheets at such dates and the related consolidated statements of earnings and retained earnings and cash flows for the six-month periods then ended;

(c) The Latest Balance Sheet, which is set forth on Schedule 1.1(c).

“First South” shall mean First South Farm Credit, ACA.

“GAAP” shall mean U.S. generally accepted accounting principles at the time in effect.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Hazardous Substance” shall mean any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XII.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XII.

“Intellectual Property” shall mean any and all trademarks, tradenames, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, formulas and all other intangible assets, properties and rights. The “Company’s Intellectual Property” shall mean any and all Intellectual Property used by the Company or any Subsidiary in the conduct of their businesses.

“Knowledge of the Company” means the actual knowledge of Collins, Dubroc, Johnny McDaniel or Penny Welch.

“Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company dated as of June 30, 2006, set forth on Schedule 1.1(c).

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Loss” or “Losses” shall mean any and all liabilities, losses, costs, claims, damages (excluding consequential and punitive damages, other than any such damages that arise out of a third party claim), penalties and expenses (including attorneys’ fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

“Material Adverse Change” shall mean a change (or circumstance involving a prospective change) in (i) the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company or the Subsidiary which is materially adverse or (ii) the ability of a Member to perform its obligations under this Agreement or any of its Related Agreements or to consummate the transactions contemplated hereby or thereby on a timely basis, except that none of the following shall be deemed in themselves to constitute a Material Adverse Change (a) any changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities that do not disproportionately affect the Company or the Subsidiary and (b) any changes in general economic conditions that do not disproportionately affect the Company or the Subsidiary.

“Material Adverse Effect” shall mean an effect (or circumstance involving a prospective effect) on (i) the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company or Subsidiary which is materially adverse or (ii) the ability of a Member to perform its obligations under this Agreement or any of its Related Agreements or to consummate the transactions contemplated hereby or thereby on a timely basis, except that none of the following shall be deemed in themselves to have a Material Adverse Effect (a) any changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities that do not disproportionately affect the Company or the Subsidiary and (b) any changes in general economic conditions that do not disproportionately affect the Company or the Subsidiary.

“Member Representative” shall mean Dubroc.

“Member Release” shall mean the Cross-Receipt and Release executed by each Member in favor of Public Company substantially in the form of Exhibit D.

“Members” shall have the meaning provided in the Preamble.

“Member’s Equity” shall mean an amount equal to Total Assets less Total Liabilities.

“Membership Interests” shall mean 100% of the limited liability company membership interests of the Company.

“Permits” shall have the meaning provided in Section 3.12.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity or any Governmental Authority.

“Public Company” shall have the meaning provided in the Preamble.

“Public Company Indemnified Parties” shall mean Public Company, its Affiliates (including, after the Closing, the Company and the Subsidiary) M.A.G. Capital, LLC, and their respective officers, directors, members, managers, employees, agents, representatives, accountants and legal counsel, provided that in no event shall any Member be deemed a Public Company Indemnified Party.

“Public Company SEC Filings” means any forms, reports, schedules, statements, registration statements and other documents filed by Public Company or its subsidiaries pursuant to the federal securities laws and the SEC’s rules and regulations, including those filed after the date hereof.

“Real Property” shall have the meaning provided in Section 3.9(a).

“Related Agreement” shall mean any Contract which is or is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Required Consents” shall have the meaning provided in Section 8.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Warranty” shall mean a representation or warranty in Section 3.28.

“Series K Preferred Stock” shall have the meaning set form in the Recitals.

“Subsidiary” shall mean Vanguard Biofuels, Inc., a Louisiana corporation.

“Tax Return” shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

“Tax Statute of Limitations Date” shall mean the close of business on the 90th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Tax Warranty” shall mean a representation or warranty in Section 3.17.

“Taxes” shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Territory” shall mean the United States.

“Title and Authorization Warranty” shall mean a representation or warranty in Section 3.1, 3.2, 3.3, 3.4 or 3.7.

“Total Assets” shall mean the total of all of the assets of the Company shown on the Closing Balance Sheet.

“Total Liabilities” shall mean the total of all of the liabilities of the Company shown on the Closing Balance Sheet.

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, or clause of or Exhibit or Schedule to this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party’s rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. The parties expressly disclaim the holding of, and any interpretative conclusions or determinations reached in, IBP, Inc. v. Tyson Foods, Inc., No. CIV.A. 18373, 2001 Del. Ch. LEXIS 81 (Del. Ch. June 15, 2001), including any requirement that a Material Adverse Change of Material Adverse Effect be “durationally significant” or measured over a period of years rather than months.

ARTICLE II

CONTRIBUTION OF MEMBERSHIP INTERESTS

2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing the Members shall contribute, transfer and deliver to Public Company all of the Membership Interests, free and clear of all Liens, and Public Company shall accept, acquire and take delivery of all of the Membership Interests.

2.2 Payment of Exchange Consideration. On the Closing Date, in consideration for the contribution of the Membership Interests to Public Company and the agreement of Dubroc and Collins pursuant to Section 6.8, Public Company shall (a) pay to the Members an aggregate amount equal to $17,699,378 less $1,769,938 (the “Escrow Amount”) (such net amount being referred to as the “Cash Amount”) and (b) deliver to Dubroc and Collins certificates representing an aggregate of 4,300 shares of Series K Preferred Stock (the “Shares”) less 430 shares of Series K Preferred Stock (the “Escrow Shares”) (such net amount being referred to as the “Closing Shares”). Public Company shall, concurrently therewith, deposit the Escrow Amount and the Escrow Shares into the Escrow. The Cash Amount shall be paid to the Members in the amounts set forth on Schedule 2.2(a) by means of a check or by wire transfer of immediately available funds to the bank accounts designated by the Members in written wire transfer instructions delivered to Public Company not less than two Business Day prior to the Closing Date. The Shares shall be delivered to Dubroc and Collins in the amounts set forth on Schedule 2.2(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members, jointly and severally, represent and warrant to Public Company (except with respect to the representations and warranties made in Section 3.28, which are made only by the Executives), as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

3.1 Due Incorporation, etc.; Subsidiaries.

(a) The Company and the Subsidiary are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted. The Company and the Subsidiary are licensed or qualified to do business and are in good standing as foreign corporations in each jurisdiction where the nature of the properties owned, leased or operated by them and the businesses transacted by them require such licensing or qualification.

(b) The jurisdictions in which the Company and the Subsidiary are licensed or qualified to do business as foreign companies are set forth on Schedule 3.1. Except for the Subsidiary, the Company has no direct or indirect subsidiaries, either wholly or partially owned, and the Company does not hold or own beneficially any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any security issued by any Person.

(c) True, accurate and complete copies of the articles of incorporation, articles of organization, limited liability company agreement and bylaws (or similar organizational instruments), as amended, and all minutes of all meetings (or written consents in lieu of meetings) of the members, stockholders, Boards of Directors, manager (and all committees thereof) of the Company and the Subsidiary have been delivered to Public Company.

3.2 Due Authorization. Each Member has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Member that is an entity of this Agreement and its Related Agreements have been duly and validly approved by such Member’s board of directors, managers or other governing board, and no other actions or proceedings on the part of such Member are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Each Member has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of each Member and each Member’s Related Agreements upon execution and delivery by such Member will constitute legal, valid and binding obligations of such Member, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

3.3 Consents and Approvals; No Conflicts, etc.

(a) Except for the Required Consents set forth on Schedule 3.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by any Member of this Agreement and the execution, delivery and performance by any Member Related Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) Except as set forth on Schedule 3.3, the execution, delivery and performance by each Member of this Agreement and the execution, delivery and performance by each Member of any of their Related Agreements do not and will not (i) violate any Law applicable to Member, the Company, the Subsidiary or any of their respective properties or assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of such Member, the Company or the Subsidiary under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which such Member, the Company or any Subsidiary is a party or by which any of their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of

Member, the Company or the Subsidiary or indebtedness secured by any of the assets or properties of such Member, the Company or the Subsidiary; or (iv) violate or conflict with any provision of any of the articles of incorporation, articles of organization, limited liability company agreement, bylaws or similar organizational instruments of such Member, the Company or the Subsidiary.

3.4 Capitalization.

(a) All of the Membership Interests (i) are validly issued, fully paid and nonassessable and (ii) are, and when issued were, free of preemptive rights. The Members are the legal beneficial owners of 100% of the limited liability company membership interests in the Company, free and clear of any and all Liens.

(b) The authorized, issued and outstanding capital stock of the Subsidiary, and the legal and beneficial ownership thereof, are accurately set forth on Schedule 3.4. All of the outstanding shares of capital stock of the Subsidiary (i) are validly issued, fully paid and nonassessable, (ii) are, and when issued were, free of preemptive rights and (iii) are owned (legally and beneficially) by the Company, free and clear of any and all Liens.

(c) Except as set forth on Schedule 3.4, there are no membership interests, shares of capital stock or other securities (whether or not such securities have voting rights) of the Company or the Subsidiary issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character (i) obligating any Member, the Company or the Subsidiary or any of their respective Affiliates, (ii) obligating any Member or any of its Affiliates to cause the Company or the Subsidiary, or (iii) obligating the Company to cause the Subsidiary, in each case to issue, transfer or sell, or cause the issuance, transfer or sale of, any membership interests, shares of capital stock or other securities (whether or not such securities have voting rights) of the Company or the Subsidiary.

(d) Except as set forth on Schedule 3.4, there are no outstanding contractual obligations of any Member, the Company or the Subsidiary which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any membership interests, shares of capital stock or other securities of the Company or the Subsidiary or the management or operation of the Company or the Subsidiary. Except for each Member’s rights as a holder of Membership Interests and except for employee benefit plans or bonus arrangements disclosed pursuant to Section 3.17, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company and the Subsidiary or any component or portion thereof, or any increase or decrease in any of the foregoing.

(e) The instruments of transfer delivered by each Member to Public Company at the Closing will be sufficient to transfer such Member’s entire interest, legal and beneficial, in the Membership Interests. Other than the delivery of such instruments of transfer, no additional action, vote or consent of any Person is required to transfer to

Public Company all rights of ownership, membership and management of the Company, without limitation. Each Member has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the Membership Interests, and upon transfer to Public Company of the Membership Interests, Public Company will receive good and marketable title to such Membership Interests, free and clear of all Liens.

3.5 Financial Statements; No Undisclosed Liabilities.

(a) The Financial Statements present fairly the consolidated financial position, assets and liabilities of the Company and the Subsidiary as of the dates thereof and the consolidated revenues, expenses, results of operations and cash flows of the Company and the Subsidiary for the periods covered thereby and changes in financial position of the Company and the Subsidiary as of the dates and for the periods covered thereby, in each case in conformity with GAAP applied consistently during such periods in accordance with the past accounting practices of the Company, subject (in the case only of any unaudited, interim financial statements included in the Financial Statements) to normal year-end audit adjustments required by the independent auditors of the Company in conformance with GAAP. The Financial Statements are in accordance with the books and records of the Company and the Subsidiary, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b) The Financial Statements, including the notes thereto, make full and adequate disclosure of, and provision for, all material obligations and liabilities of the Company and the Subsidiary as of the date thereof. The Company and the Subsidiary have no liabilities, debts, claims or obligations (including “off-balance sheet” liabilities, debts, claims or obligations), whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as set forth on Schedule 3.5 or in the Latest Balance Sheet and (ii) trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Balance Sheet.

(c) The Closing Balance Sheet will present fairly the consolidated financial position, assets and liabilities of the Company and the Subsidiary as at the close of business on the date thereof and will have been prepared in conformity with GAAP applied consistently in accordance with the accounting practices of the Company used in preparation of the Financial Statements. The Closing Balance Sheet will be in accordance with the books and records of the Company and the Subsidiary, will not reflect any transactions which are not bona fide transactions and will not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they will be made, not misleading. The Closing Balance Sheet will make full and adequate disclosure of, and provision for, all material obligations and liabilities of the Company and the Subsidiary as of the date thereof. On the Closing Date, the Company and the Subsidiary will have no liabilities, debts, claims or obligations (including “off-balance sheet” liabilities, debts, claims or obligations), whether accrued, absolute, contingent or otherwise, due, or to become due, except as set forth on Schedule 3.5 or on the Closing Balance Sheet.

(d) The Company has never paid a distribution to its members in respect of their membership interests.

3.6 No Adverse Effects or Changes. Except as set forth on Schedule 3.6, since December 31, 2005, the Company and the Subsidiary have conducted their respective businesses and operations in all respects only in the ordinary course and consistent with past practices. Without limiting the foregoing, except as set forth on Schedule 3.6, since December 31, 2005, neither the Company nor any Subsidiary has:

(a) suffered any Material Adverse Effect;

(b) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance);

(c) incurred any obligation or entered into any Contract which either (i) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000 or (ii) has a term, or requires the performance of any obligations by the Company or the Subsidiary over a period, in excess of six months;

(d) taken any action, or entered into or authorized any Contract or transaction other than in the ordinary course of business;

(e) sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, except sales of inventory in the ordinary course of business;

(f) waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

(g) made any changes in its accounting systems, policies, principles or practices;

(h) entered into, authorized, or permitted any transaction with any Affiliate of any Member;

(i) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interests, shares of its capital stock or any other securities, or amended any of the terms of any such securities;

(j) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests, capital stock, or redeemed or otherwise acquired any securities of the Company or the Subsidiary;

(k) made any borrowing, incurred any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

(l) made any loans, advances or capital contributions to, or investments in, any other Person;

(m) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, equity option, equity appreciation right, restricted equity, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, consultant or employee, or increased in any manner the compensation or fringe benefits of any director, officer, consultant or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

(n) except for capital expenditures contemplated by clause (o), acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Company or the Subsidiary;

(o) authorized or made any capital expenditures which individually or in the aggregate are in excess of $50,000;

(p) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

(q) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company, the Subsidiary or any of their respective directors, officers, employees or agents; or

(r) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract.

3.7 Title to Properties. Except as set forth on Schedule 3.7, the Company and the Subsidiary have good and valid record and marketable title to, and are the lawful owners of, all of the tangible and intangible assets, properties and rights used in connection with their respective businesses and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements (other than assets disposed of in the ordinary course of business since the date of such Financial Statements), free and clear of any Lien.

3.8 Condition and Sufficiency of Assets. Except as set forth on Schedule 3.8, all of the tangible assets and properties of the Company, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. Immediately after the Closing, the Company and the Subsidiary shall own or have a permanent right to use all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of their respective businesses as they are presently conducted. Such assets, properties, rights, know-how, key personnel, processes and ability were sufficient to produce the consolidated revenue of the Company and the Subsidiary prior to the Closing Date, as shown on the income statement for that year set forth on Schedule 1.1(a).

3.9 Real Property.

(a) Schedule 3.9 sets forth true, accurate, complete and insurable legal descriptions of all of the real estate owned by the Company or the Subsidiary (the “Real Property”) Neither the Company nor the subsidiary is party to any lease or license of real property. The Real Property constitutes all of the land owned, held or used by the Company or the Subsidiary in the conduct of their respective businesses. The Member Representative has delivered to Public Company true, accurate and complete copies of the most recent title insurance policies and surveys (if any) for the Real Property in the possession of the Company or the Subsidiary, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property.

(b) No parcel of land included in the Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Public Company prior to the date hereof. All covenants or other restrictions (if any) to which any of the Real Property is subject are being in all respects properly performed and observed and, do not provide for forfeiture or reversion of title if violated, and neither the Company nor the Subsidiary has received any notice of violation (or claimed violation) thereof.

(c) Each separate parcel of land included in the Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by applicable Laws. None of the Real Property is subject to any Lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual or planned conduct of the business of the Company or the Subsidiary.

(d) Except as set forth on Schedule 3.9, there is no pending or, to the Knowledge of the Company, threatened, proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.

3.10 Intellectual Property. Schedule 3.10 sets forth a true, accurate and complete list of all of the Company’s Intellectual Property. Except as set forth on Schedule 3.10:

(a) all of the Company’s Intellectual Property is owned by the Company or the Subsidiary free and clear of all Liens, and is not subject to any license, royalty or other agreement, and neither the Company nor the Subsidiary has granted any license or agreed to pay or receive any royalty in respect of any of the Company’s Intellectual Property;

(b) none of the Company’s Intellectual Property has been or is the subject of any pending or, to the Knowledge of the Company, threatened, litigation or claim of infringement;

(c) no license or royalty agreement to which the Company or the Subsidiary is a party is in breach or default by any party thereto or the subject of any notice of termination given or, to the Knowledge of the Company, threatened;

(d) the products and services produced and sold by the Company and the Subsidiary, any process, method, part, design, material or other Intellectual Property they employ, and the marketing and use by the Company and the Subsidiary of any such product, service or Intellectual Property, in each case do not infringe any Intellectual Property or confidential or proprietary rights of another Person, and neither the Company nor the Subsidiary has received any notice contesting its right to use any such Intellectual Property; and

(e) the Company and the Subsidiary own or possess adequate rights in perpetuity in and to all Intellectual Property necessary to conduct their respective businesses as presently and planned to be conducted.

3.11 Contracts. Schedule 3.11 sets forth a true, accurate and complete list of all Contracts and arrangements to which the Company or the Subsidiary is a party or by which either of them is bound, or to which any of their respective assets or properties is subject. The Member Representative has delivered to Public Company true, accurate and complete copies of each document set forth on Schedule 3.11, and a written description of each oral arrangement so listed. Except as set forth on Schedule 3.11, all such Contracts and arrangements have been entered into by the Company or the Subsidiary, as the case may be, in the ordinary course of business and are on terms that are no less favorable to the Company and the Subsidiary than the terms which could be obtained from an unrelated third party and, if cancelled at any time, would not have a Material Adverse Effect.

3.12 Permits. Schedule 3.12 sets forth a true, accurate and complete list of all licenses, certificates, permits, variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals (collectively, “Permits”) held by the Company or the Subsidiary. All such Permits are in full force and effect and, except as set forth on Schedule 3.12, will not be affected by the contribution of the Membership Interests to Public Company hereunder. Except for the Permits set forth on Schedule 3.12, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the respective businesses of the Company and the Subsidiary.

3.13 Insurance. Schedule 3.13 sets forth a true, accurate and complete list of all policies of fire, liability, workmen’s compensation, title and other forms of insurance owned, held by or applicable to the Company and the Subsidiary (and their respective businesses and assets), and the Member Representative has delivered to Public Company a true, accurate and complete copy of all such policies, including all occurrence-based policies applicable to the Company and the Subsidiary (and their respective businesses and assets) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which the Company or the Subsidiary is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Company and the Subsidiary. Except as set forth on Schedule 3.13 neither the Company nor the Subsidiary has been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years. Schedule 3.13 sets forth a true, accurate and complete list of all claims which have been made by the Company and the Subsidiary within the past three years under its insurance policies.

3.14 Employee Benefit Plans and Employment Agreements. Schedule 3.14 contains a list setting forth each employee benefit plan or arrangement maintained by or contributed to by the Company or the Subsidiary with respect to employees of the Company or the Subsidiary, including employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA (collectively, the “Benefit Plans”). A true and correct copy of each of the Benefit Plans and all contracts relating thereto, or to the funding thereof, each as in effect on the date hereof, has been supplied to Public Company by the Member Representative. Each Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable laws, including ERISA and the Code.

3.15 Employment and Labor Matters.

(a) Schedule 3.15 sets forth a true, accurate and complete list of the names, titles, annual compensation and all bonuses and similar payments made with respect to each such individual for the current and preceding fiscal years for all directors, officers and employees of the Company and the Subsidiary who have an annual base salary of $50,000 or more. The Company and the Subsidiary have and currently are conducting their respective businesses in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment.

(b) Except as set forth on Schedule 3.15, the relationships of the Company and the Subsidiary with their respective employees are good and there is, and during the past five years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or, to the Knowledge of the Company, threatened, against or involving the Company or the Subsidiary. None of the employees of the Company or the Subsidiary is covered by any collective bargaining agreement.

3.16 Capital Improvements. Schedule 3.16 sets forth a true, accurate and complete list of all of the capital improvements or purchases or other capital expenditures to which the Company and the Subsidiary have committed or for which they have contracted and which in any event have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

3.17 Taxes.

(a) The Company and the Subsidiary filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company or the Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor the Subsidiary are currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of assets of the Company or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company and the Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Neither the Company nor the Subsidiary expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed by the Company or the Subsidiary. There is no dispute or claim concerning any Tax liability of the Company or the Subsidiary either (A) claimed or raised by any Governmental Authority in writing or (B) as to which the Company or the Subsidiary has any knowledge.

(d) No Member is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(e) As of the Closing Date, the biodiesel produced by the Company constitutes both “biodiesel” and “agri-biodiesel” as defined in Section 40A(d) of the Code and as such is eligible for (i) the $1.00 agri-biodiesel mixture credit under Section 40A(b)(1) and (3) of the code, (ii) the $1.00 agri-biodiesel under Section 40A(b)(2) and (3) of the Code and (iii) the $0.10 small agri-biodiesel producer credit under Section 40(A)(b)(5) of the Code. The Company is an “eligible small agri-biodiesel producer” as defined in Section 40A(e) of the Code.

(f) As of the Closing Date, the biodiesel produced by the Company constitutes “bio-diesel” as defined in Section B.2. of Louisiana House Bill No. 685.

3.18 No Defaults or Violations. Except as set forth on Schedule 3.18:

(a) Neither the Company nor the Subsidiary has breached any provision of, nor is it in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound, and no other party to any such Contract has breached such Contract or is in default thereunder.

(b) The Company and the Subsidiary and all of their respective properties and assets are in compliance with, and no violation exists under, any and all Laws applicable to the Company and the Subsidiary and to such properties and assets.

(c) No notice from any Governmental Authority has been received by the Company or the Subsidiary claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

3.19 Environmental Matters.

Except as set forth on Schedule 3.19:

(a) the business and operations of the Company and the Subsidiary are in full compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

(b) the Company and the Subsidiary are in possession of all Environmental Permits required for the conduct or operation of their respective businesses (or any part thereof), and are in full compliance with all of the requirements and limitations included in such Environmental Permits;

(c) there are no, and the Company and the Subsidiary have not used or stored any, Hazardous Substances in, on, or at any of the properties or facilities of the Company or the Subsidiary, and no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any of the properties or facilities of the Company or the Subsidiary, except in each case for inventories of substances set forth on Schedule 3.19 which are used or are to be used in the ordinary course of business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called “Right To Know Laws”);

(d) neither the Company nor the Subsidiary has received any notice from any Governmental Authority or any other Person that any aspect of the business, operations or facilities of the Company or the Subsidiary is in violation of any Environmental Law or Environmental Permit, or that any of them is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

(e) neither the Company nor the Subsidiary has deposited or incorporated any Hazardous Substances into, on, beneath, or adjacent to any property;

(f) neither the Company nor the Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened, litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law;

(g) the Company and the Subsidiary have timely filed all reports and notifications required to be filed with respect to all of their properties and facilities and have generated and maintained all required records and data under all applicable Environmental Laws; and

(h) no condition has existed or event has occurred with respect to any property or asset that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by the Company, the Subsidiary, any predecessor to the Company or the Subsidiary or any Person that is or was an Affiliate of the Company or the Subsidiary, which property, asset or subsidiary has been sold, transferred or disposed or for which any lease has terminated, that in any case could, with or without notice, passage of time or both, give rise to any present or future liability of the Company or the Subsidiary pursuant to any Environmental Law.

3.20 Litigation.

(a) Except as set forth on Schedule 3.20, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened, against or affecting the Company or the Subsidiary or any of their respective officers, directors, managers, employees, agents or members stockholders thereof in their capacity as such, or any of the properties or businesses of the Company and the Subsidiary, and no Member is aware of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 3.20, all of the proceedings pending or, to the Knowledge of the Company, threatened, against the Company or the Subsidiary are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth on Schedule 3.20. Except as set forth on Schedule 3.20, neither the Company nor the Subsidiary is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.

Neither the Company nor the Subsidiary has entered into any agreement to settle or compromise any proceeding pending or, to the Knowledge of the Company, threatened, against it which has involved any obligation other than the payment of money or for which the Company or the Subsidiary has any continuing obligation.

(b) There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, by or against any Member, the Company or the Subsidiary with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and no Member has any reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

3.21 No Conflict of Interest. Except as set forth on Schedule 3.21, no Member nor any of its Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of the Company or the Subsidiary, except in the case of such Member as holder of the Membership Interests.

3.22 Bank Accounts. Schedule 3.22 sets forth a true, accurate and complete list of the names and locations of each bank or other financial institution at which the Company or the Subsidiary has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company or the Subsidiary and a summary statement thereof.

3.23 Claims Against Officers and Directors. There are no pending or, to the Knowledge of the Company, threatened, claims against any manager, director, officer, employee or agent of the Company or the Subsidiary or any other Person which could give rise to any claim for indemnification against the Company or the Subsidiary.

3.24 Improper and Other Payments. Neither the Company, the Subsidiary, either of their Affiliates, any of their respective managers, directors, officers, employees, agents or representatives acting on behalf of any of them, nor any other Person acting on behalf of any of them, has (a) made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) made or paid, directly or indirectly, contributions to a domestic or foreign political party or candidate, or (c) made or paid improper foreign payments (as defined in the Foreign Corrupt Practices Act).

3.25 No Other Agreement. No Member has any Contract or arrangement with respect to the sale or other disposition of Membership Interests, except as set forth in this Agreement.

3.26 Brokers. Except as set forth on Schedule 3.26, no Member nor the Company has used any broker or finder in connection with the transactions contemplated hereby, and neither Public Company nor any Affiliate of Public Company has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by any Member or the Company in connection with any of the transactions contemplated by this Agreement.

3.27 Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of any Member or the Company to Public Company or any representative or Affiliate of Public Company in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.28 Representations Related to the Issuance of the Shares.

(a) Each Executive hereby confirms, that the Shares to be issued to the Executive will be acquired for investment for the Executive’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Executive has no present intention of selling, granting any participation in, or otherwise distributing such Shares. Each Executive further represents that he does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person, with respect to any of the Shares.

(b) Each Executive has had an opportunity to ask questions of and receive answers from the Public Company regarding business, management and financial affairs of Public Company and the terms and conditions of the offering of the Shares.

(c) Each Executive understands that the Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Executive’s representations as expressed herein. Each Executive understands that the Shares are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, the Executive must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Executive acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to Public Company that are outside of the Executive’s control, and which Public Company is under no obligation and may not be able to satisfy.

(d) Each Executive understands that the Shares will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(e) Each Executive is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY TO THE MEMBERS

Public Company represents and warrants to the Members, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

4.1 Due Incorporation. Public Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.

4.2 Due Authorization. Public Company has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Public Company of this Agreement and its Related Agreements have been duly and validly approved by the board of directors of Public Company and no other actions or proceedings on the part of Public Company are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby, except for the approval of the stockholders of Public Company to the amendment of its articles of incorporation to increase its authorized shares of Common Stock. Public Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of Public Company and Public Company’s Related Agreements upon execution and delivery by Public Company will constitute legal, valid and binding obligations of Public Company, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.3 Consents and Approvals; No Conflicts, etc.

(a) Except as set forth on Schedule 4.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Public Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby.

(b) Except as set forth on Schedule 4.3, the execution, delivery and performance by Public Company of this Agreement and its Related Agreements do not and will not (i) violate any Law applicable to Public Company or any of its properties or assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Public Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Public Company is a party or by which Public Company or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Public Company or indebtedness secured by any of its assets or properties; or (iv) violate or conflict with any provision of Public Company’s articles of incorporation or bylaws.

4.4 Brokers. Except as set forth on Schedule 4.4, Public Company has used no broker or finder in connection with the transactions contemplated hereby, and no Member nor any Affiliate of any Member has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Public Company in connection with any of the transactions contemplated by this Agreement.

4.5 Sigma Asset Purchase Agreement. Public Company acknowledges that the Company is solely responsible for performing its obligations under that certain Asset Purchase Agreement between the Company and Sigma Investment Holdings, LLC, dated February 21, 2005.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY TO THE EXECUTIVES

In connection with the issuance of the Shares to the Executives, Public Company represents and warrants to the Executives, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

5.1 SEC Filings. Public Company has filed all required Public Company SEC Filings with the SEC since December 31, 2005. At the time of their respective filings, the Public Company SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Public Company SEC Filings, and none of the Public Company SEC Filings when filed (or, if amended or supplemented by a subsequent filing made prior to the date of this Agreement, on the date of such subsequent filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Public Company included in the Public Company SEC Filings complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Public Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.2 Valid Issuance of Securities. The Shares, when issued and delivered in accordance with the terms hereof in exchange for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws. Based in part upon the representations of the Executives in Section 3.28, the Shares will be issued in compliance with all applicable federal and state securities laws.

5.3 Capitalization. The authorized, issued and outstanding capital stock of Public Company as of the date of this Agreement are accurately set forth on Schedule 5.3. All of the outstanding shares of capital stock of Public Company are validly issued, fully paid and nonassessable.

ARTICLE VI

COVENANTS OF THE MEMBERS

Each Member agrees to perform each of the following covenants:

6.1 Implementing Agreement. Subject to the terms and conditions hereof, each Member shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use its commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby. Except as otherwise expressly permitted hereby, each Member agrees that it will not take any action which would have the effect of preventing or impairing such Member’s performance of its obligations under this Agreement.

6.2 Consents and Approvals. Each Member shall use its commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby, including all such consents and approvals by each party to any of the Contracts set forth on Schedule 3.11; provided that no contact will be made by such Member (or any representative of such Member) with any third party to obtain any such consent or approval except in accordance with a plan previously agreed to by Public Company. Each Member shall, and shall cause the officers of the Company and the Subsidiary to, make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date by or on behalf of such Member, the Company, the Subsidiary or any of their respective Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the transactions contemplated hereby, including expedited submission of all materials required by any Governmental Authority in connection with such filings. Each Member shall use its commercially reasonable efforts to obtain all required consents and approvals (if any) to assign and transfer the Permits to Public Company at Closing if such transfer is required by applicable law.

6.3 Preservation of Business.

(a) Until the Closing, each Member shall cause the officers of the Company and the Subsidiary to incur and pay expenses and otherwise operate only in the usual, regular and ordinary course and in a manner consistent with past practice, and such

Member shall use its commercially reasonable efforts to (i) preserve intact the present business organization and personnel of the Company and the Subsidiary, (ii) preserve the good will and advantageous relationships of the Company and the Subsidiary with customers, suppliers, independent contractors, employees and other Persons material to the operation of their respective businesses, (iii) prevent any event which could have a Material Adverse Effect, and (iv) not permit any action or omission which would cause any of the representations or warranties of such Member contained herein to become inaccurate or any of the covenants of such Member to be breached.

(b) Without limiting the generality of Section 6.3(a), until the Closing, except as set forth on Schedule 6.3 or with the prior written consent of Public Company, each Member will cause the officers of the Company not to permit either the Company or the Subsidiary to:

(i) incur any obligation or enter into any Contract which either (x) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000, or (y) has a term of, or requires the performance of any obligations by the Company or the Subsidiary over a period in excess of, six months,

(ii) take any action, or enter into or authorize any Contract or transaction, other than in the ordinary course of business and consistent with past practice,

(iii) do any act or omit to do any act, or permit any act or omission to act, which would cause a material breach of any of the Contracts set forth on Schedule 3.11 or any other Contract or obligation the breach of which could have a Material Adverse Effect,

(iv) sell, lease, abandon, transfer, convey, assign or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice,

(v) suffer or permit the creation of any Lien over any of its assets or properties other than in the ordinary course of business and consistent with past practice,

(vi) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value,

(vii) make any changes in its accounting systems, policies, principles or practices,

(viii) enter into, authorize, or permit any transaction with any Member or any Affiliate of Member,

(ix) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interests, shares of capital stock or any other securities of the Company or the Subsidiary, or amend any of the terms of any such membership interests, capital stock or other securities,

(x) split, combine, or reclassify any membership interests, shares of its capital stock or other equity securities, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests, capital stock or other equity securities, or redeem or otherwise acquire any capital stock or other securities of the Company or the Subsidiary,

(xi) make any borrowing, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice),

(xii) make any loans, advances or capital contributions to, or investments in, any other Person,

(xiii) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, equity option, equity appreciation right, restricted equity, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, consultant or employee, or increase in any manner the compensation or fringe benefits of any director, officer, consultant or employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing,

(xiv) except for capital expenditures contemplated by clause (xv), acquire, lease or encumber any assets outside the ordinary course of business or any assets which are material to the Company or the Subsidiary,

(xv) authorize or make any capital expenditures which individually or in the aggregate are in excess of $50,000,

(xvi) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes,

(xvii) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company, the Subsidiary, or any of their respective managers, directors, officers, employees or agents, or

(xviii) terminate, rescind, modify, amend or otherwise alter or change any of the terms or provisions of any Contract, pay any amount not required by Law or by any Contract, or reduce, discount, waive or forego any material payment or right thereunder, or agree to any compromise or settlement with respect thereto.

(c) Without limiting the generality of Section 6.3, until the Closing, except as set forth on Schedule 6.3, each Member shall cause the officers of the Company and the Subsidiary to:

(i) maintain their respective books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with the Financial Statements and past practices,

(ii) continue to carry their respective existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist, and

(iii) duly comply with all Laws applicable to their respective businesses and operations.

6.4 Access to Information and Facilities. The Member Representative shall, and shall cause the officers of the Company and the Subsidiary to, give Public Company and Public Company’s representatives unrestricted access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of the Company and the Subsidiary, and shall make the officers and employees of the Company and the Subsidiary available to Public Company and its representatives as Public Company and its representatives shall from time to time reasonably request. Public Company and its representatives will be furnished with any and all information concerning the Company and the Subsidiary which Public Company or its representatives reasonably request. Without limiting the foregoing, upon reasonable notice to Member Representative, Member Representative shall, and shall cause the Company and the Subsidiary to, give Public Company and its representatives access to the Real Property during normal business hours to perform such environmental and other tests as Public Company or its representatives may reasonably determine, including constructing wells for testing the location, nature or degree of any groundwater contamination.

6.5 Preservation of Membership Interests. Each Member agrees that it will not sell any of the Membership Interests to any Person other than Public Company (or an Affiliate of Public Company) and will not create a Lien over any of the Membership Interests.

6.6 Resignation of Officers and Directors. Each Member shall cause each of the managers, officers and members of the Board of Directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company and the Subsidiary, if so requested by Public Company, to tender his or her resignation from such position effective as of the Closing.

6.7 Supplemental Information. From time to time prior to the Closing, the Member Representative will promptly disclose in writing to Public Company any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Public Company or which would render inaccurate any of the representations, warranties or statements set forth in Article III hereof. No information provided to Public Company pursuant to this Section 6.7 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or in any Related Agreement.

6.8 Non-Competition.

(a) Dubroc and Collins (the “Executives”) agree that, from and after the date of this Agreement until two years after the date their employment by Public Company terminates (the “Ending Date”), neither Executive shall directly or indirectly (i) except as an officer or employee of Public Company or any of its subsidiaries, engage in, control, advise, manage, serve as a director, officer, or employee of, act as a consultant to, receive any economic benefit from or exert any influence upon, any business which conducts activities in the Territory similar to those conducted by the Company or the Subsidiary; (ii) except in connection with any duties as an officer or employee of Public Company or any of its subsidiaries, solicit, divert or attempt to solicit or divert any party who is, was, or was solicited to become, a customer or supplier of the Company or any of its subsidiaries at any time prior to the Closing Date; (iii) employ, solicit for employment or encourage to leave their employment, any person who was during the two-year period prior to such employment, solicitation or encouragement or is an officer or employee of the Company or any of its subsidiaries; (iv) avail itself of or invest in any business opportunity which is related to the activities conducted by the Company or any of its subsidiaries, and which came to its attention prior to the Ending Date; (v) disturb, or attempt to disturb, any business relationship between any third party and the Company or any of its subsidiaries; or (vi) make any statement to any third party, including the press or media, likely to result in adverse publicity for the Company or any of its subsidiaries.

For purposes of this Section 6.8(a), the term “directly or indirectly” shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant of, or owner of any interest in, any Person.

(b) In the event of actual or threatened breach of the provisions of this Section 6.8, Public Company, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining such Executive from such conduct without the necessity to post a bond.

(c) If at any time any of the provisions of this Section 6.8 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section shall be reformed and amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Member expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(d) The provisions of this Section 6.8 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by either Executive, including any employment agreement between the Company and such Executives.

6.9 Exclusivity. No Member, the Company, the Subsidiary nor any of their respective manager’s, directors, officers, employees, representatives, agents or Affiliates shall, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Public Company and its financiers, and their respective directors, officers, employees, representatives, agents, accountants and attorneys) concerning (a) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Company or the Subsidiary, or (b) any purchase or other acquisition by any Person of any of the Membership Interests, or (c) any sale or issuance by the Company or any Subsidiary of any shares of its capital stock or equity securities. Each Member will promptly advise Public Company of, and communicate to Public Company and the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received by it.

6.10 Tax Matters. The Members shall be responsible for filing the final federal partnership Tax return of the Company for the period ending on the Closing Date and shall be responsible for filing all state income Tax returns of the Company attributable to all periods ending on or before the Closing Date. After the Closing Date, each of Members and the Public Company shall (i) cooperate fully in preparing the tax returns referenced in the previous sentence, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax returns of the Company for all periods ending on or before the Closing Date; (ii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company with respect to any such taxable period; and (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period. Any sales Tax, use Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the transfer of the Membership Interests to the Public Company shall be borne by the Members.

6.11 Closing Date Balance Sheet. At the Closing, Member Representative shall deliver to Public Company the Closing Balance Sheet and shall certify as to the truth of the representations and warranties set forth in Section 3.5(c). The Members shall cause the Member’s Equity of the Company at Closing to be not more than $100,000 less than the amount set forth in the Closing Balance Sheet for Member’s Equity.

ARTICLE VII

COVENANTS OF PUBLIC COMPANY

Public Company agrees to perform each of the following covenants:

7.1 Implementing Agreement. Subject to the terms and conditions hereof, Public Company and shall take all action required of it to fulfill its obligations under this Agreement and shall use its commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.

7.2 Consents and Approvals. Public Company shall use its commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby. Public Company shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date by or on behalf of Public Company, or any of their respective Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS PRECEDENT

TO OBLIGATIONS OF PUBLIC COMPANY

The obligations of Public Company under Article II of this Agreement are subject to the satisfaction or waiver by Public Company of the following conditions precedent on or before the Closing Date:

8.1 Consents and Approvals. Public Company shall have received written evidence satisfactory to it that (a) all consents and approvals required for the consummation of the transactions contemplated hereby, the ownership by Public Company of the Company and the Subsidiary and the operation of the Company and the Subsidiary of their respective businesses, have in each case been obtained, and (b) all required filings have been made (all of the foregoing consents, approvals and filings, including those set forth on Schedule 3.3, are referred to collectively herein as the “Required Consents”).

8.2 Warranties True as of Both Present Date and Closing Date. The representations and warranties of the Members contained herein and in their respective Related Agreements shall have been true, accurate and correct on and as of the date of this Agreement, and shall also be true, accurate and correct on and as of the Closing Date with the same force and effect as though made by the Members on and as of the Closing Date.

8.3 Compliance with Agreements and Covenants. Each Member shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

8.4 Documents. Public Company shall have received all of the agreements, documents and items specified in Section 10.2.

8.5 Disclosure Information. Public Company shall have received all audited and pro forma financial information and all other information concerning the Company that Public Company will be required to disclose to the public pursuant to applicable securities laws in connection with the transactions contemplated hereby.

8.6 No Material Adverse Change. No Material Adverse Change shall have occurred and no event shall have occurred which would reasonably be expected to have a Material Adverse Effect.

8.7 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which (a) has had or would reasonably be expected to have a Material Adverse Effect, or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby or any integration of the operations of the Company or the Subsidiary with those of Public Company and its Affiliates.

ARTICLE IX

CONDITIONS PRECEDENT

TO OBLIGATIONS OF THE MEMBERS

The obligations of the Members under Article II of this Agreement are subject to the satisfaction or waiver by Member Representative of the following conditions precedent on or before the Closing Date:

9.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Public Company contained herein shall have been true, accurate and correct on and as of the date of this Agreement, and shall also be true, accurate and correct on and as of the Closing Date with the same force and effect as though made by Public Company on and as of the Closing Date.

9.2 Compliance with Agreements and Covenants. Public Company shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

9.3 Documents. Member Representative shall have received all of the agreements, documents and items specified in Section 10.3.

9.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

9.5 Release of Guaranties. The personal guaranties by the Members in favor of First South shall have been released by First South.

9.6 Board of Director Appointments. The Executives shall have been appointed to the Board of Directors of Public Company, in each case to hold office until their respective resignations, earlier removal or the next annual meeting of the stockholders of Public Company.

9.7 No Material Adverse Change. No material adverse change shall have occurred with respect to the Public Company and no event shall have occurred which would reasonably be expected to have a material adverse effect on the Public Company.

9.8 The Dubroc Employment Agreement and the Collins Employment Agreement. Dubroc and Collins have entered into the Dubroc Employment Agreement and the Collins Employment Agreement, respectively.

ARTICLE X

CLOSING

10.1 Closing. The Closing shall take place at the offices of Sidley Austin LLP, at 555 West Fifth Street, 40th Floor, Los Angeles, California 90013, at 10:00 a.m. on the date that is two Business Days after the satisfaction or waiver of the conditions precedent set forth in Sections 8.4, 8.5 and 9.3. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

10.2 Deliveries by the Members. At the Closing, in addition to any other documents or agreements required under this Agreement, the Members shall deliver to Public Company the following:

(a) Instruments of transfer of all of the Membership Interests, which instruments shall be duly endorsed in blank;

(b) The Closing Balance Sheet;

(c) Evidence, in form and substance satisfactory to Public Company, that all Required Consents have been obtained;

(d) The Collins Employment Agreement, executed by Collins;

(e) The Dubroc Employment Agreement, executed by Dubroc;

(f) the Escrow Agreement, duly executed by each of the Members and the Escrow Agent;

(g) the Member Release duly executed by each of the Members;

(h) A certificate dated the Closing Date of each of the Members certifying as to the compliance by each Member with Sections 8.2 and 8.3;

(i) The long-form articles of organization, articles of incorporation or similar instruments of the Company and the Subsidiary certified by the Secretary of State or equivalent Person of the jurisdiction of organization of each, and the limited liability Company agreement, bylaws or similar instruments of the Company and the Subsidiary, certified by the Secretary of each;

(j) Certificates of Good Standing for the Company and the Subsidiary from the State of Louisiana; and

(k) An opinion, dated the Closing Date, of Phelps Dunbar LLP and Mintz Levin Cohen Ferris Glovsky and Popeo PC, counsel for the Members, in form and substance satisfactory to Public Company and to the effect noted on Exhibit E.

10.3 Deliveries by Public Company. At the Closing, in addition to any other documents or agreements required under this Agreement, Public Company shall deliver to the Members the following:

(a) The Cash Amount and certificates representing the Closing Shares;

(b) A certificate, dated the Closing Date, of an executive officer of Public Company, certifying as to compliance by Public Company with Sections 9.1 and 9.2;

(c) A certificate of Public Company’s secretary certifying resolutions of the board of directors of Public Company approving this Agreement and its Related Agreements and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Public Company);

(d) The Collins Employment Agreement, duly executed by Public Company;

(e) The Dubroc Employment Agreement, duly executed by Public Company;

(f) The Escrow Agreement duly executed by Public Company and the Escrow Agent.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) With the mutual consent of the Member Representative and Public Company;

(b) By Public Company, if there shall have been a material breach of any covenant, representation or warranty of any Member hereunder or under its Related Agreements, and such breach shall not have been remedied within ten Business Days after receipt by the Member Representative of a notice in writing from Public Company specifying the breach and requesting such be remedied;

(c) By Member Representative, if there shall have been a material breach of any covenant, representation or warranty of Public Company hereunder or under its Related Agreements, and such breach shall not have been remedied within ten Business Days after receipt by Public Company of notice in writing from Member Representative specifying the breach and requesting such be remedied; or

(d) By Member Representative or Public Company, if the Closing shall not have taken place on or before September 20, 2006; provided that the right to terminate this Agreement under this clause (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

In the event of any termination pursuant to this Section 11.1 (other than pursuant to clause (a)), written notice setting forth the reasons thereof shall forthwith be given by the terminating party to the other party.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 11.2, and 12.1, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE XII

INDEMNIFICATION

12.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of eighteen months after the Closing Date, except that Tax Warranties shall survive until the Tax Statute of Limitations Date, the Environmental Warranties shall survive for a period of ten years after the Closing Date and the Title and Authorization Warranties and the Securities Warranties shall survive forever.

12.2 Indemnification by the Members.

(a) Each Member, jointly and severally, agrees to indemnify each of the Public Company Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

(i) any breach of or any inaccuracy in any representation or warranty made by any Member in this Agreement, other than Section 3.28, or the certificate required by Section 10.2(h); provided that (A) except for breaches of or inaccuracies in Tax Warranties, Title and Authorization Warranties, or

Environmental Warranties a notice of Public Company Indemnified Party’s claim shall have been given to Member not later than the close of business on the date that is 18 months after the Closing Date, (B) in the case of a Tax Warranty, a notice of Public Company Indemnified Party’s claim shall have been given to Member not later than the Tax Statute of Limitations Date and (C) in the case of an Environmental Warranty, a notice of Public Company Indemnified Party’s claim shall have been given to Member not later than the date that is ten years after the Closing Date; or

(ii) any breach of or failure by Member to perform any covenant or obligation of Member set out or contemplated in this Agreement or the Member Release.

(b) Each Executive agrees to indemnify each of the Public Company Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any breach of or any inaccuracy in any representation or warranty made by such Executive in Section 3.28.

12.3 Indemnification by Public Company.

(a) Public Company agrees to indemnify each Member against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

(i) any breach of or any inaccuracy in any representation or warranty made by Public Company in this Agreement, other than Article V; provided that a notice of a Member’s claim shall have been given to Public Company by such Member not later than the close of business on the date that is 18 months after the Closing Date; or

(ii) any breach of or failure by Public Company to perform any covenant or obligation of Public Company set out or contemplated in this Agreement.

(b) Public Company agrees to indemnify each Executive against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any breach of or any inaccuracy in any representation or warranty made by Public Company in Article V.

12.4 Claims. The provisions of this Section shall be subject to Section 12.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to the Indemnifying Person (and, if a Public Company Indemnified Party is the Indemnified Person and the Escrow continues to be held by the Escrow Agent, the Escrow Agent) of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XII. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person (and, if a Public Company Indemnified Party is the Indemnified Person and the Escrow continues to be held by the Escrow Agent, the Escrow Agent) the amount of such claim, and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person (and, if a Public Company Indemnified Party is the Indemnified Person and the Escrow continues to be held by the Escrow Agent, the Escrow Agent) the lesser amount, without prejudice to the Indemnified Person’s claim for the difference.

12.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person (and, if the Indemnified Person is a Public Company Indemnified Party and the Escrow continues to be held by the Escrow Agent, to the Escrow Agent) of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XII. The Indemnifying Person may, at its own expense, (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person’s delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Sections 12.2 or 12.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (i) the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person’s counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

12.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 12.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days’ notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

12.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

12.8 Limitation on Indemnity Payments.

(a) Cap on Liability. The Members’ aggregate liability under Section 12.2(a)(i) for all claims for Losses incurred by any Public Company Indemnified Party, other than any claim for breaches of or inaccuracies in the Tax Warranties, the Title and Authorization Warranties, the Environmental Warranties or the Securities Warranties, shall not in any event exceed the Escrow Amount.

(b) Limitation on Joint and Several Liability. Although the Members are making representations and warranties in Article III on a joint and several basis and have joint and several liability under Section 12.2(a), no Member shall be liable under Section 12.2(a)(i) for more than 150% of the Cash Amount paid to such Member hereunder, except (i) for the Executives who shall not be liable for more than 150% of the value of the Shares issued to each of them hereunder (as determined in accordance with Section 12.9) and (ii) for all Members with respect to breaches of or inaccuracies in the Tax Warranties, the Title and Authorization Warranties or the Environmental Warranties.

12.9 Escrow. In the event a Public Company Indemnified Party is entitled to receive any amount from any Member under this Agreement, including any indemnification payment under this Agreement, without limiting Public Company’s rights to seek any recovery against any Member directly, Public Company may, at its option, recover all or any portion of such amount from the Escrow in accordance with the terms of the Escrow Agreement. If any of the Escrow Shares are to be delivered to Purchaser to satisfy an indemnification obligation of a Dubroc and/or Collins, such Escrow Shares shall be valued at $1,000 per share for purposes of determining the number of shares needed to satisfy the indemnification obligation.

12.10 Effect of Investigations. The right to indemnification, payment of Losses or other remedy based on the representations, warranties, covenants and obligations of the Members hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

12.11 Exclusive Remedy. Following the Closing, the indemnification provisions set forth in this Agreement constitute the sole and exclusive recourse and remedy for monetary damages (whether through indemnification, contribution or otherwise) available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement, except in the case of fraud or intentional misrepresentations, in which case, the foregoing limitation shall not apply.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses. Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby; provided that the Company will pay up to $125,000 of the reasonable attorneys fees of the Members in connection with the negotiation, preparation and closing of the transactions contemplated by this Agreement. The Members shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Membership Interests.

13.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Public Company and the Member Representative.

13.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by facsimile with written confirmation of receipt, (c) when received if sent by a nationally recognized overnight delivery service, or (d) five Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to a Member, addressed as set forth on Schedule 2.2(a).

with a copy to:

Adams & Reece LLP

450 Laurel Street, Suite 1900

Baton Rouge, Louisiana 70801

Attention: B. Troy Villa

Telephone No.: (225) 336-5200

Facsimile No.: (225) 336-5220

If to Public Company, addressed as follows:

Diametrics Medical, Inc.

6033 West Century Blvd., Suite 850

Los Angeles, CA 90045

Attention: Bruce Comer

Telephone No.: (310) 670-2721

Facsimile No.: (310) 670-4107

with a copy to:

Sidley Austin LLP

555 West Fifth Street, Suite 4000

Los Angeles, CA 90013

Attention: Stephen D. Blevit, Esq.

Telephone No.: (213) 896-6029

Facsimile No.: (213) 896-6600

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.4 Member Representative. Each Member irrevocably authorizes the Member Representative to act for such Member in all cases where this Agreement calls for the action, determination or decision of the Member Representative. A decision, act, consent or instruction of the Member Representative shall constitute a decision of all the Members, and shall be final, binding and conclusive upon each of the Members and Public Company may rely upon any decision, act, consent or instruction of the Member Representative as being the decision, act, consent or instruction of each and all of the Members. If the Member Representative desires to resign as the Member Representative, he shall notify the Members of his intent to resign as the Member Representative, and he shall may by written notice to the Members and Public Company appoint a successor Member Representative who shall be a Member. The Member Representative shall not resign until a successor has accepted such appointment in writing. The Member Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Member. The Member Representative shall not be liable to any Member for any action taken or omitted by him hereunder or any other document delivered in connection therewith, except that the Member Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct.

13.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no assignment of any rights or obligations shall be made by any Member without the written consent of Public Company or by Public Company without the written consent of Member Representative, except that Public Company may assign its rights hereunder without such consent to any Affiliate of Public Company.

13.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, the Public Company Indemnified Parties, and each of their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

13.8 Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Public Company or any Member or any of their respective Affiliates (including, before the Closing, the Company), officers, directors, employees, representatives or agents, without the prior written agreement of Public Company and Member Representative, in any case, as to form, content, timing and manner of distribution or publication; provided that nothing in this Section 13.8 shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of any particular transaction or transactions. For the avoidance of doubt, Public Company and M.A.G. Capital, LLC may publicly announce the signing of this Agreement and the closing of the transactions contemplated hereby.

13.9 Further Assurances. Upon the reasonable request of Public Company, each Member will on and after the Closing Date execute and deliver to Public Company such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Public Company of, and to vest fully in Public Company title to, the Membership Interests, and to otherwise carry out the purposes of this Agreement.

13.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.11 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

13.12 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

13.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

13.14 Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City of New York, New York, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 13.14 shall be deemed to prevent any party from seeking to remove any action to a federal court in New York, New York; (c) agree to waive to the fullest extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designate, appoint and direct CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any legal proceeding in the State of New York; (e) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the City of New York, satisfactory to the Member Representative and Public Company, to serve in place of such agent and deliver to the other party written evidence of such substitute agent’s acceptance of such designation; (f) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 13.3 for communications to such party; (g) agree that any service made as provided herein shall be effective and binding service in every respect; and (h) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.16 Facsimile Signatures. Any signature page delivered pursuant to this Agreement, any Related Agreement or any other document delivered pursuant hereto via facsimile shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DIAMETRICS MEDICAL, INC.

By:	/s/ W. Bruce Comer III
Name:	W. Bruce Comer III
Title:	Chief Executive Officer

/s/ Joe Burns
JOE BURNS

/s/ John Russo
JOHN RUSSO

/s/ Jimmy Carter
JIMMY CARTER

/s/ Benny Cloud
BENNY CLOUD

/s/ Dillard Cloud, Jr.
DILLARD CLOUD, JR.

/s/ Tim Collins
TIM COLLINS

CGC ASSOCIATES, LLC

By:	/s/ Tim Collins
Name:	Tim Collins
Title:	Authorized Signatory

Signature Page 1 to Contribution Agreement

/s/ Cecil Crawford
CECIL CRAWFORD

/s/ Glenn Davis
GLENN DAVIS

/s/ Darrell Dubroc
DARRELL DUBROC

/s/ Thomas Frazier
THOMAS FRAZIER

/s/ Michael Hawkins
MICHAEL HAWKINS

BIOINVEST, LLC

By:	/s/ Stanley King
Name:	Stanley King
Title:	Authorized Signatory

/s/ Antwine J. Lavespere
ANTWINE J. LAVESPERE

/s/ Carl R. Martin
CARL R. MARTIN

/s/ Kerry McManus
KERRY MCMANUS

Signature Page 2 to Contribution Agreement

/s/ Jeff Peterson
JEFF PETERSON

TIMBER HARVESTING EXPERTS LOGGING CO., LLC

By:	/s/ Derald Phillips
Name:	Derald Phillips
Title:	Authorized Signatory

/s/ Stephen Shelton
STEPHEN SHELTON

/s/ Travis Taylor
TRAVIS TAYLOR

/s/ Benjamin Templin
BENJAMIN TEMPLIN

/s/ Steve Templin
STEVE TEMPLIN

/s/ Clyde Todd
CLYDE TODD

/s/ Audrey D. Tyler
AUDREY D. TYLER

Signature Page 3 to Contribution Agreement

/s/ William Wieger
WILLIAM WIEGER

/s/ Greg Williams
GREG WILLIAMS

Signature Page 4 to Contribution Agreement